Exhibit (h)(3)
Waddell & Reed Investment Management Company
Waddell & Reed Services Company
6300 Lamar Avenue
P.O. Box 29217
Shawnee Mission, KS 66201-9217

April 30, 2009

Board of Trustees of Waddell & Reed InvestEd Funds
6300 Lamar Avenue
P.O. Box 29217
Shawnee Mission, KS 66201-9217

Ladies and Gentlemen:

As you know, Waddell & Reed InvestEd Growth Portfolio, Waddell & Reed InvestEd Balanced Portfolio and Waddell & Reed Conservative Portfolio (each, a "Fund") are series of Waddell & Reed InvestEd Portfolios, a Delaware statutory trust ("Trust"). Waddell & Reed Investment Management Company ("WRIMCO") serves as the Trust's investment manager pursuant to an Investment Management Agreement under which no management fees are payable by the Trust to WRIMCO for its services. Waddell & Reed Services Company ("WRSCO") serves as administrative and shareholder servicing agent to the Trust pursuant to an Administrative and Shareholder Servicing Agreement and also serves as accounting services agent to the Trust pursuant to an Accounting Services Agreement under both of which Agreements no fees or other compensation is payable by the Trust to WRSCO. Waddell & Reed, Inc. ("W&R") serves as the Trust's principal underwriter pursuant to an Underwriting Agreement. The Trust has adopted a Distribution and Service Plan pursuant to Rule 12b-1 under the Investment Company Act of 1940 ("12b-1 Plan") under which each Fund pays fees as compensation to W&R for its services under the 12b-1 Plan.

This letter memorializes our agreement pursuant to which WRIMCO shall pay directly or reimburse each Fund for all of the expenses that the Fund would otherwise pay, other than the fees payable by the Fund under its 12b-1 Plan.

The arrangement described herein is a contractual commitment and may not be altered without the prior approval of the Trust's Board of Trustees. WRIMCO has no right to reimbursement from any Fund of expenses borne by WRIMCO pursuant to this arrangement.

Very truly yours,

Waddell & Reed Investment Management Company

/s/Henry J. Herrmann
Henry J. Herrmann, President